Exhibit 10.17

Execution Version

AMENDED AND RESTATED

FRESH WATER SERVICES AGREEMENT

consisting of the

AGREEMENT TERMS AND CONDITIONS RELATING TO

FRESH WATER SERVICES

taken together with the applicable

AGREEMENT ADDENDUM

now or in the future effective

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Amended and Restated

Fresh Water Services Agreement

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Amended and Restated

Fresh Water Services Agreement

EXHIBITS

EXHIBIT A	OPERATING TERMS AND CONDITIONS
EXHIBIT B	SERVICE AREA
EXHIBIT C	PRODUCER’S ADDRESSES FOR NOTICE PURPOSES
EXHIBIT D	MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION
EXHIBIT E	INSURANCE
EXHIBIT F	(Reserved)
EXHIBIT G	DOWNTIME DURATION

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Fresh Water Services Agreement

AGREEMENT ADDENDA

AS OF OCTOBER 9, 2015

ADDENDUM 01	Noble Energy, Inc., Noble Midstream Services, LLC and Colorado River DevCo LP, regarding the Wells Ranch integrated development area.

ADDENDUM 02	Noble Energy, Inc., Noble Midstream Services, LLC and San Juan River DevCo LP, regarding the Northern Colorado area.

ADDENDUM 03	Noble Energy, Inc., Noble Midstream Services, LLC and Green River DevCo LP, regarding the Mustang integrated development plan area.

ADDENDUM 04	Noble Energy, Inc., Noble Midstream Services, LLC and Gunnison River DevCo LP, regarding the Bronco integrated development plan area.

ADDENDUM 05	Noble Energy, Inc., Noble Midstream Services, LLC and Laramie River DevCo LP, regarding the Greeley Crescent integrated development plan area.

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Fresh Water Services Agreement

AGREEMENT TERMS AND CONDITIONS RELATING TO

FRESH WATER SERVICES

These AGREEMENT TERMS AND CONDITIONS RELATING TO FRESH WATER SERVICES (these “Agreement Terms and Conditions”) shall be effective with respect to each signatory of each Agreement Addendum as of the Effective Date specified in the applicable Agreement Addendum. These Agreement Terms and Conditions were last updated as of October 9, 2015. These Agreement Terms and Conditions taken together with the applicable Agreement Addendum shall constitute one Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.

Recitals:

A.	Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Service Area that require services related to Fresh Water for construction, maintenance, production and operations activities, including but not limited to hydraulic fracturing operations and other purposes.

B.	Producer wishes to obtain such Fresh Water services from one or more companies on consistent terms and conditions throughout the Service Area, and Producer recognizes that certain terms of service vary based on location or other factors.

C.	These Agreement Terms and Conditions shall apply to the services provided by each Midstream Co that executes and delivers an Agreement Addendum, except to the extent of any deviation expressly set forth in such Agreement Addendum.

D.	Producer owns rights and interests in certain water rights, leases and other interests that permit Producer to take custody of and use Raw Fresh Water from certain rivers, streams, reservoirs and other sources, and some of the water of which Producer takes custody is intended to be stored prior to use by Producer.

E.	Producer owns rights and interests in certain Recycled Water that permit Producer to take custody of and use such Recycled Water, and some of such Recycled Water of which Producer takes custody is intended to be stored prior to redeployment by Producer.

F.	For purposes of this Agreement, both the Recycled Water and the water from rivers, streams, reservoirs and other sources shall be referred to as “Fresh Water”, which term is further defined below.

G.	Each Midstream Co that executes and delivers an Agreement Addendum owns and operates an Individual System, which receives or will receive Fresh Water from, stores or will store Fresh Water in, and delivers or will deliver Fresh Water to locations in the applicable Dedication Area. OpCo, owns, directly or indirectly, the Controlling equity interests in each Midstream Co and shall assist all of the Midstream Cos to, collectively, provide all of the Services required by Producer hereunder.

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Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, OpCo, Midstream Co and Producer hereby agree as follows:

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Additional/Accelerated Well” has the meaning given to it in Section 3.1(f).

“Adequate Assurance of Performance” has the meaning given to it in Section 9.3.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

“Affiliate Entity” means any Affiliate to whom Midstream Co assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 15.1(a)(ii).

“Agreement” means the Agreement Terms and Conditions taken together with the Agreement Addendum.

“Agreement Addendum” means each Agreement Addendum, as from time to time amended or otherwise modified, that expressly states it is governed by the Agreement Terms and Conditions. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph and shall include any amendments or other modifications entered into from time to time.

“Barrel” means a quantity consisting of forty-two Gallons.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Colorado are generally open for business.

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

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“Conflicting Dedication” means any volumetric or “take or pay” or similar arrangement for the delivery of Fresh Water to a Well within the Dedication Area for a Purpose and any arrangement requiring Producer (i) to store Fresh Water with a Third Party, (ii) to use a specified tank, pond or other storage facility owned by a Third Party or (iii) both of the foregoing, in any case, within the Dedication Area.

“Control” (including the term “Controlled”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).

“Day” means a period of time beginning at 12:00 a.m. (midnight) Mountain Time on a calendar day and ending at 12:00 a.m. (midnight) Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Properties” means (a) Producer’s interests in the oil and/or gas leases, mineral interests, and other similar interests that as of the Original Effective Date are, or that after the Original Effective Date become, owned and operated by Producer in the Dedication Area, (b) each of Producer’s Affiliate’s interests in the oil and/or gas leases, mineral interests, and other similar interests that as of the Original Effective Date are, or that after the Original Effective Date become, owned by such Affiliate and operated by Producer in the Dedication Area and (c) all Producer’s interest in the Water Sources from which Producer has the right to take Fresh Water (either through fee ownership, lease, contract or otherwise). Any Well, Drilling Unit, Water Source or acreage that is permanently released pursuant to Section 2.4(a) or otherwise, shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedication Area” means, with respect to any particular Agreement, the area described on the applicable Agreement Addendum, including any additions or supplements to such Agreement Addendum after the Effective Date of such Agreement Addendum, and, when the context requires, all of the areas described on the then-effective Agreement Addenda, taken together.

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, additional points may become Delivery Points hereunder as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.

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“Downtime Duration” means, (i) with respect to any Downtime Event of the type described in clause (i) of the definition of “Downtime Event”, the number of days during which Fresh Water is actively leaking from or otherwise being lost from the applicable facility and (ii) with respect to any Downtime Event of the type described in clause (ii) of the definition of “Downtime Event”, the number of days beginning on the day immediately subsequent to the date delivery of Fresh Water was requested by Producer to be delivered to a specified Delivery Point and ending on the date that the full quantity of Fresh Water that is required to be delivered hereunder is actually delivered to such Delivery Point (such number of days shall be inclusive of both the first and last day of such period).

“Downtime Event” means, (i) with respect to any facility on an Individual System that is designed for the purpose of storing Fresh Water, an event that results in the loss of 10% or more of the Fresh Water that should have been stored in such facility at such time, except for any such event arising from Force Majeure and (ii) with respect to any facility on an Individual System that is designed for the purpose of transporting and delivering Fresh Water to Producer at a Delivery Point that is not a Retention Facility, an event that prevents Midstream Co from delivering to such Delivery Point all or a portion of the quantity of Fresh Water requested by Producer for a reason other than Force Majeure; provided that to the extent Producer requests Fresh Water in a quantity exceeding the amount required to be delivered by Midstream Co hereunder, then a Downtime Event shall only occur with respect to the quantity of Fresh Water that Midstream Co is obligated to deliver hereunder. Notwithstanding the foregoing, no event described in Section 4.6(a) shall constitute a Downtime Event, and no event described in Section 4.6(b) shall constitute a Downtime Event so long as Midstream Co has complied with the notice provisions set forth therein.

“Drilling Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Effective Date” has the meaning given to it in the applicable Agreement Addendum.

“Escalation Percentage” means 2.50%.

“Facility Segment” means, for any Individual System that is described on the applicable Agreement Addendum that includes a description of two or more Facility Segments, the distinct segment of such Individual System that is capable of being operated independently of the remaining portion of the Individual System. With respect to any Individual System that is not described in the applicable Agreement Addendum as having multiple Facility Segments, the term Facility Segment shall be synonymous with the Individual System.

“First Development Report” has the meaning given to it in Section 3.1(a).

“Fresh Water” means Raw Fresh Water and Recycled Water (or, if the context requires either or both of the foregoing).

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“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes, but is not restricted to: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of Producer that affect the timing of production or production levels; (k) mining accidents, subsidence, cave-ins and fires; (l) action or restraint by court order or public or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant permits, licenses or other similar consents applicable to the System (or any Individual System) so long as Midstream Co has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such permits, licenses or other similar consents and (n) delays or failures by Midstream Co to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as Midstream Co has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Increase in Fee” has the meaning given to it in Section 5.2(b).

“Individual Fee” means the aggregate of the Individual First Phase Fee and the Individual Second Phase Fee.

“Individual First Phase Fee” means the fee described in Section 5.1(i).

“Individual First Phase Rate” means the Monthly rate for providing Services (other than the Second Phase Services) at a particular Individual System, as set forth opposite the heading “Individual First Phase Rate” on the applicable Agreement Addendum.

“Individual Second Phase Fee” means the Monthly fee for providing Second Phase Services at a particular Individual System, as set forth opposite the heading “Individual Second Phase Fee” on the applicable Agreement Addendum provided that the Individual Second Phase Fee shall accrue only with respect to Services performed by Midstream Co on Fresh Water flowing through an Individual System.

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“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Agreement Addendum and ending at the Delivery Points described on the applicable Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer, and the Parties shall evidence such additional Individual Systems by amending the applicable Agreement Addendum or OpCo shall cause the appropriate subsidiary to execute additional Agreement Addenda, as applicable.

“Initial Term” has the meaning given to it in Section 7.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Internal Transfer Point” shall be the point at which custody transfer from Midstream Co to a Third Party contractor for the provision of Second Phase Services. The Internal Transfer Points for each Individual System in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Internal Transfer Points hereunder by mutual agreement of the Parties.

“Invoice Month” has the meaning given to it in Section 9.1(a).

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character (except punitive or exemplary damages), including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Maximum BPM Rate” means the rate set forth on the applicable Agreement Addendum.

“Measurement Device” means the totalizing meter, other metering device and/or equipment which, along with application of test results (e.g. meter proves, etc), as required for the Individual System, measure the amount of oil, water, and basic sediment and water at Receipt Points and Delivery Points, all of which shall conform to industry standards and government regulations, as further described in Exhibit A.

“Midstream Co” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

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“Midstream Co Group” means Midstream Co, OpCo and OpCo’s directors, officers, employees, agents, and Affiliates (excluding subsidiaries of OpCo that are not a Party hereunder).

“Month” means a period of time beginning at 12:00 a.m. (midnight) Mountain Time on the first Day of a calendar month and ending at 12:00 a.m. (midnight) Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/Gain Report” means the report delivered pursuant to Section 9.1(d), which shall include all of the information required to be included in such report as detailed in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“Offer Price” has the meaning given to it in Section 2.7(a).

“Oil and Gas Interests” means oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“OpCo” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Original Effective Date” means January 1, 2015.

“Party” or “Parties” with respect to each Agreement governed by these Agreement Terms and Conditions shall mean OpCo, the Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties, as determined by the applicable Agreement Addendum.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Retention Facility” means each Retention Facility that Producer has requested to be constructed in an appropriate Development Report.

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Producer” means the entity or entities identified as such in the applicable Agreement Addendum, together with its or their permitted successors and assigns.

“Producer Group” means Producer, and Producer’s directors, officers, employees, agents and Affiliates.

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“Purpose” means any and all uses related to activities associated with the exploration and production of hydrocarbons, including but not limited to hydraulic fracturing operations, and the construction, maintenance and operation of Wells or facilities for Raw Fresh Water and Recycled Water.

“Quality Standard for Delivery” means the Quality Standard for Fresh Water unless on or prior to the Quality Standard Notification Date, Producer informs Midstream Co that with respect to a specified volume of Fresh Water, Producer will require such Fresh Water to meet the Quality Standard for Frac Water, the Quality Standard for Cement Water or the Quality Standard for Recycled Water, as applicable.

“Quality Standard for Cement Water” means the specifications set forth in Section 1.1 of Exhibit A under the heading “Cement Water”.

“Quality Standard for Frac Water” means the specifications set forth in Section 1.1 of Exhibit A under the heading “FRAC Water” unless, on or before the Quality Standard Notification Date, Producer delivers to Midstream Co a certificate stating that the Third Party contractor that Producer has engaged to provide frac services has imposed different water quality standards for fracking the applicable Well.

“Quality Standard for Fresh Water” means all applicable Laws, the specifications set forth in Section 1.1 of Exhibit A under the heading “Fresh Water” and any other specifications required to protect the System.

“Quality Standard for Recycled Water” means all applicable Laws, the specifications set forth in Section 1.1 of Exhibit A under the heading “Recycled Water” and any other specifications required to protect the System.

“Quality Standard Notification Date” means the Business Day that is at least 5 Business Days prior to the date on which Producer requested delivery of a volume of Fresh Water.

“Raw Fresh Water” means raw fresh water obtained from either ground water withdrawals or surface diversions from Water Sources. It does not include Recycled Water, Produced Water (as defined in the Produced Water Gathering Agreement) or Associated Water (as defined in the Oil Gathering Agreement).

“Receipt Point” means the point at which custody transfers from Producer or a Third Party to Midstream Co. With respect to Fresh Water obtained by Producer through a lease or water use agreement, the custody transfer point generally refers to the Custody Transfer Point, as such term (or a similar term) is used in the applicable Commercial Water Lease Agreement or other similar instrument, at which custody transfers from the lessor, fee owner or other water rights holder to Producer; provided that Producer shall take title and custody at the applicable Custody Transfer Point (or other applicable term) and immediately transfer custody (but not title) to Midstream Co. With respect to Fresh Water obtained by Producer through a fee interest, the custody transfer point generally refers to the wellhead equipment or other point at which Producer delivers the Fresh Water to Midstream Co. Regardless of the Water Source, the Receipt Point may include: (a) with respect to Fresh Water obtained from a water well, the applicable wellhead (unless Producer elects to transport such Fresh Water from the applicable

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wellhead to the System), (b) with respect to Fresh Water delivered into a pipeline constituting part of the System, the point on the applicable pipeline at which such Fresh Water enters the System, (c) with respect to Fresh Water delivered directly into a Retention Facility, such Retention Facility, (d) with respect to Fresh Water that is initially collected into lease lines or other production equipment owned and operated by Producer or a Third Party, the point where such lease lines or other production equipment connect with the System, (e) with respect to Fresh Water obtained from a reservoir, the pumping station located at such reservoir, (f) with respect to Fresh Water obtained from a river, stream or other naturally occurring Water Source above ground, the applicable pumping station, (g) with respect to Fresh Water that has been recycled, the downstream flange of each recycled water system agreed to between the Parties and (h) each other point as agreed to among the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Receipt Points hereunder as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Recycled Water” means Produced Water (as defined in the Produced Water Gathering Agreement), Associated Water (as defined in the Oil Gathering Agreement), flowback water or any other water, in each case, that has been treated or recycled to the extent that such water meets the specifications set forth in Section 1.1 of Exhibit A under the heading “Recycled Water”. It does not include Raw Fresh Water, or any untreated Produced Water (as defined in the Produced Water Gathering Agreement) or untreated Associated Water (as defined in the Oil Gathering Agreement).

“Redetermination Deadline” has the meaning given to it in Section 5.2(a)(iii).

“Redetermination Proposal” has the meaning given to it in Section 5.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 5.2(a)(i).

“Reporting Period” means, with respect to any report delivered hereunder, the period beginning on the first day of the fiscal quarter during which such report is delivered and ending 36 Months after such date.

“Retention Facility” means each storage tank, pond, retention area or other storage facility that is used to store Fresh Water and that is part of the System.

“Rules” has the meaning given to it in Section 16.7.

“Second Phase Services” has the meaning set forth in the definition of “Services”.

“Service Area” means the area described on Exhibit B, including any additions or supplements to such exhibit after the date hereof.

“Services” means the following services: (a) receiving at each Receipt Point on each Day, Fresh Water in a quantity up to (i) the maximum capacity of the facilities at such Receipt Point as they then exist at such Receipt Point on such Day, (ii) the maximum volume of Fresh Water that may be taken at such Receipt Point in accordance with Producer’s rights to take or receive

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Fresh Water at such Receipt Point, including contractual rights, laws, regulations, governmental approvals, etc., and (iii) such volume of Fresh Water as shall be nominated by Producer in accordance with this Agreement; provided that if the aggregate of amount specified in this clause (a) at all Receipt Points on an Individual System exceed the capacity then available in the applicable Individual System, then the quantity required to be received into such system, regardless of Receipt Point, shall be such maximum available capacity, (b) storing the Fresh Water received into the System until Producer requests delivery of such Fresh Water and treating such stored Fresh Water to ensure compliance with Section 6.1, (c) transporting Fresh Water from the applicable Receipt Point to the applicable Internal Transfer Point, (d) transporting Fresh Water from the applicable Internal Transfer Point to the applicable Delivery Point (this clause (d), the “Second Phase Services”), (e) with respect to Fresh Water transported to an Internal Transfer Point or Delivery Point, as the case may be, the amount to be delivered to Producer shall be in a quantity equal to the lesser of (i) such volume of Fresh Water as requested by Producer in accordance with this Agreement and (ii) the Maximum BPM Rate designated for the applicable Individual System and (g) the other services to be performed by Midstream Co in respect of such Fresh Water as set forth in this Agreement and the System Plan for an Individual System, all in accordance with the terms of this Agreement (including, without limitation, any services with respect to metering services).

“Services Fee” means, collectively, the fees described in Section 5.1 and Section 5.3.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“System” is a collective reference to each Individual System described in all of the Agreement Addenda, which include: (a) pipelines; (b) controls; (c) Delivery Points, meters and measurement facilities; (d) ponds and other storage for Fresh Water; (e) easements, licenses, rights of way, surface rights and permits; (f) pumping facilities, if any and (g) all appurtenant facilities, in each case, that are owned, leased, contracted or operated by each Midstream Co to provide Services to Producer or Third Parties, as such system and/or facilities are modified and/or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by each Midstream Co specified in the Agreement Addenda.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” has the meaning given to it in Section 3.1(b)(iv).

“Tender” means the act of Producer’s making Fresh Water available or causing Fresh Water to be made available to the System at a Receipt Point.

“Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 7.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

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“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing among Producer, OpCo and one or more subsidiaries of OpCo, in its capacity as Midstream Co, together with (i) each additional or replacement agreement entered into with Producer, OpCo and/ or an Affiliate Entity and (ii) all amendments or modifications to each of the foregoing.

“Water Sources” means, with respect to Raw Fresh Water, ground water, streams, springs, reservoirs, ponds or other surface water features from which Producer has a right to take Fresh Water and, with respect to Recycled Water, the applicable recycling facility (whether owned and operated by Producer, any of its Affiliates or a Third Party). The Water Sources in existence on the Effective Date for the System shall be set forth in writing among Producer, Midstream Co and OpCo, and additional ground water, streams, springs, reservoirs, ponds, surface water features or recycling facilities or other rights or interests may become Water Sources hereunder as Producer acquires additional interests entitling it to take custody of and use Fresh Water from such sources, and the Parties shall evidence such additional Water Sources in writing among Producer, Midstream Co and OpCo.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area and (iii) in which Producer owns an interest and is the operator.

“Year” means a period of time on and after January 1 of a calendar year through and including December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be

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construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended from time to time.

Article 2

Producer Dedication and Commitment

Section 2.1 Producer Dedication and Commitment. Subject to Section 2.2 through Section 2.4, during the Term, Producer:

(a) covenants and commits to deliver all Fresh Water to which Producer obtains title and custody from a Water Source within the Dedication Area into the Individual System at appropriate Receipt Points, except for the portion of Fresh Water used for a reserved purpose set forth in Section 2.3;

(b) covenants to store in the Individual System all Fresh Water that Producer intends to store and that Producer has obtained from a Water Source within the Dedication Area;

(c) covenants and commits to use for a Purpose all of the Fresh Water that Producer delivers into the Individual System at each Receipt Point within 12 Months of delivery of such Fresh Water into the Individual System;

(d) agrees not to accept any Fresh Water needed for the Purposes at the Wells in the Dedication Area from any Third Party.

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable as of the date of acquisition of any Oil and Gas Interest or rights to any Fresh Water from any Water Source, and other similar interests within the Dedication Area (i) acquired by Producer after the Original Effective Date and (ii) which otherwise would have become subject to dedication under this Agreement (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract, without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Midstream Co acknowledges that certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party and (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

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(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements or other arrangements, if required by Producer.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Fresh Water for itself:

(a) to construct, operate (or cause to be operated), maintain, repair, rework, or cease production, construction, development or operation of any Well or oil and gas lease, without consideration of the impact on Midstream Co;

(b) until the applicable Individual System facilities are completed and ready for service, to provide all Services that are intended to be provided at such System facilities by itself or to obtain them from a Third Party, as further described in Section 3.2(d) (including, without limitation, that Producer may transport any and all Fresh Water, over any distance, in a temporary pipeline truck, hose or similar system if the System does not include permanent facilities connecting the applicable commencement point to the applicable terminus); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the build-out of the applicable Individual System facilities, such reservation shall continue until the earlier of (i) the first Day of the Month that is six Months after the build-out was complete and ready for service and (ii) the first Day of the Month after the termination of the applicable contract with such Third Party;

(c) to use Fresh Water for any and all uses, other than a Purpose;

(d) to use any Fresh Water, in any amount for lease or Well purposes, prior to delivering such Fresh Water into the System; and

(e) to store Fresh Water in the vicinity of a Planned Well for reasonable periods of time immediately prior to needing such Fresh Water for a Purpose.

Section 2.4 Releases from Dedication and Commitment.

(a) Permanent Releases. The Producer’s commitment under Section 2.1 of this Agreement shall be permanently released and terminated with respect to the affected Well(s) or Drilling Unit(s), and Producer may obtain the applicable Services at such Well(s) or Drilling Unit(s) from any Third Party (including, an Affiliate Entity pursuant to Section 2.4(a)(vii)):

(i) upon written notice from Producer, if Midstream Co has failed to complete the facilities necessary to connect each Planned Well to the System or has failed to commence the Services with respect to any Planned Well by the On-Line Deadline;

(ii) upon expiration of the Term, as further described in Section 7.2;

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(iii) upon written agreement of Producer, OpCo and Midstream Co;

(iv) upon written notice from Producer, if a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure” or a temporary interruption or curtailment described in Section 4.6(d) has persisted for twelve consecutive Months or more;

(v) upon written notice from Producer, if a default (other than a default of the type covered by clause (i) of this Section 2.4(a)) by Midstream Co extends for the period specified in Section 10.1(b)(ii);

(vi) upon a Downtime Event that extends for the Downtime Duration specified in the applicable Row D on Exhibit G or longer;

(vii) upon an assignment by Midstream Co to an Affiliate Entity in accordance with Section 15.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a fresh water services agreement entered into with the Affiliate Entity; or

(viii) upon written notice from Producer, if a termination of Services pursuant to Section 12.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from OpCo of its decision not to cause Midstream Co to provide Services to any planned facilities pursuant to Section 12.2(b).

(b) Discretionary Release. OpCo (on behalf of itself and Midstream Co) shall also consider in good faith any proposal by Producer made from time to time to permanently release one or more of the Dedicated Properties if Producer reasonably believes that installing equipment necessary to provide Services to such Dedicated Properties would be economically disadvantageous for Producer, considering all alternatives for the provision of fresh water services (including delivery and storage). OpCo, acting in good faith and in a commercially reasonable manner, (i) shall assess Producer’s assertion that connecting such Dedicated Properties would be economically disadvantageous to Producer, and OpCo may take into consideration any adverse consequence to itself and its subsidiaries in releasing such Dedicated Properties and (ii) may accept or reject Producer’s proposal in its discretion.

(c) Interruption. The Producer’s commitment under Section 2.1 of this Agreement shall be temporarily released, and Producer may obtain Services from any Third Party (or provide such Services itself) as it shall determine in the event of (i) an interruption unexcused under this Agreement as provided in Section 10.1(b)(i), (ii) an interruption or curtailment of deliveries as provided in Section 4.6(d) that continues for a period less than the period specified in Section 2.4(a)(iv) or (iii) a termination of Services pursuant to Section 12.2 that continues for a period less than the period specified in Section 2.4(a)(viii). To the extent that an interruption or curtailment of Services can be limited to a Facility Segment, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(c) shall only apply to the affected Facility Segment. Such temporary release shall terminate on the date specified herein or on the day agreed in writing by the Parties hereto (which date shall, in all cases, be the first Day

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of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this clause (c) of Section 2.4, such reservation shall continue until the earlier of (i) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (ii) the first Day of the Month after the termination of the applicable contract with such Third Party.

(d) Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release reasonably acceptable to Producer (which, in the case of a permanent release, shall be in recordable form) reflecting the permanent release from the dedication and commitments under this Agreement of particular Wells, associated Drilling Units and acreage and particular Water Sources and associated acreage included in the Dedicated Properties. OpCo shall cause Midstream Co to execute and deliver any release required by clause (a) or (c) hereof, and, to the extent that OpCo elects to approve the discretionary releases under clause (b), OpCo shall cause Midstream Co to execute and deliver any such approved releases.

Section 2.5 Covenant Running with the Land. Subject to the provisions of Section 2.3 and Section 2.4, the dedication and commitment made by Producer under this Agreement are covenants running with the Dedicated Properties. For the avoidance of doubt, except as set forth in Article 15, (a) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (b) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement.

Section 2.6 Memorandum. Producer shall execute and deliver to Midstream Co, at Midstream Co’s request, a fully recordable memorandum of this Agreement, substantially in the form of Exhibit D or in such other form as mutually agreed by the Parties (including, if agreed by the Parties, one memorandum covering all applicable Transaction Documents).

Section 2.7 Additional Oil and Gas Interests or System.

(a) If at any time Producer acquires any existing facilities in the Dedication Area that are intended for the storage or delivery of Fresh Water, it shall, on or before the 10th Day after such acquisition (the “Acquisition Notice Date”), offer to sell to Midstream Co such Fresh Water facilities, including all retention facilities, pumping stations, delivery points, rights of way (whether for underground or surface use), and permits, and all appurtenant facilities, as well as any Third Party contracts for Fresh Water services utilizing such facilities, at a mutually agreed upon price for the newly acquired Fresh Water facilities, including the assumption of any liabilities with respect thereto assumed by Producer (the “Offer Price”). The offer shall be accompanied by a notice from Producer setting forth a reasonable description of such Fresh Water facilities, the applicable Water Sources, the Oil and Gas Interests intended to be serviced by such facilities (including an update to the Development Report reflecting the proposed transaction and the impact of the additional facilities on the Producer’s development plans) and the price paid by Producer for such Fresh Water facilities, including any liabilities assumed by

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Producer. For the avoidance of doubt, at no time shall Producer be required to offer to Midstream Co any of its water rights or water wells. The only assets of Producer subject to this clause (a) shall be rights or access to, rights to extract and physical assets related to Fresh Water delivery and storage.

(b) Midstream Co shall have the right, to be exercised by notice to Producer on or before the 60th Day after the Acquisition Notice Date, to acquire such Fresh Water facilities at the Offer Price; provided that if Midstream Co fails to accept such offer by such date, Midstream Co shall be deemed to have waived its right to acquire such Fresh Water facilities and Producer shall have the right to own and operate such facilities to make available Fresh Water to the Oil and Gas Interests described in such notice.

(c) From and after the closing of such purchase by Midstream Co, the Oil and Gas Interests described in such notice and the applicable Water Sources described in such notice shall be included as Dedicated Properties and shall be deemed to be within the Dedication Area. The Parties agree to execute an amendment to the applicable Agreement Addendum reflecting any changes required as a result of such additional facilities being part of the Individual System.

Article 3

System Expansion and Connection of Wells

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. On or before January 1, 2016, Producer will provide Midstream Co with a report (“First Development Report”) describing (x) in detail the planned development, drilling, and production activities relating to the Dedicated Properties through the end of the first Reporting Period, (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to continue during the applicable Reporting Period and continuing beyond the end of such Reporting Period and (z) the anticipated need for Fresh Water delivery and storage, including an identification of the applicable Water Sources. On or before each April 1, each July 1, each October 1, and each January 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report describing (i) in detail the planned development, drilling, and production activities relating to the Dedicated Properties for the applicable Reporting Period, (ii) generally the long-term drilling and production expectations for those project areas in the Dedication Area (and the Service Area overall) in which drilling activity is expected to continue beyond such Reporting Period and which will cover at least five Years following the date of such update and (iii) the anticipated need for Fresh Water delivery and storage, including an identification of the applicable Water Sources (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells that Producer expects will be drilled during the period covered thereby (each such Well reflected in such Development Report, a “Planned Well”);

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(ii) Reserved;

(iii) each Water Source, the amount of Fresh Water anticipated to be obtained therefrom, the first delivery date and the rate of flow from each such Water Source;

(iv) the earliest date on which Fresh Water will be required for the Purposes at each Planned Well, as applicable, and the earliest date on which Fresh Water will be required to be stored at a Planned Retention Facility or other storage location, which date in the case of delivery or storage, shall not be earlier than (A) with respect to a Planned Retention Facility or Planned Well that is described for the first time in the First Development Report, the date specified in the First Development Report for the applicable Planned Retention Facility or Planned Well, as applicable and (B) with respect to any Planned Retention Facility or Planned Well that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflected the Planned Retention Facility or Planned Well, as applicable, unless Midstream Co consents to a shorter time period (with respect to each such Planned Retention Facility or Planned Well, as applicable, as adjusted pursuant to Section 3.2(b), the “Target On-Line Date”);

(v) the volumes of Fresh Water that will be required for each Planned Well and the volumes of Fresh Water that will be required to be stored at each Planned Retention Facility;

(vi) the Receipt Point(s) and Delivery Point(s) (including proposed receipt points and delivery points not yet included in an Agreement Addendum) at which Fresh Water is to be delivered to or delivered by Producer; and

(vii) other information reasonably requested by Midstream Co that is relevant to the design, construction, and operation of the Individual System, the relevant Facility Segment, and the relevant Retention Facility, Receipt Points and Delivery Points; provided that in no event shall (x) pricing, budget, hedging or similar financial information or (y) information that is covered by a confidentiality agreement or confidentiality obligations be supplied to Midstream Co.

Subject to Section 3.1(f), Producer may deliver to Midstream Co, from time to time, an amendment to any Development Report previously delivered to Midstream Co in accordance with Section 3.1(a).

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Midstream Co by or on behalf of Producer, including as a result of meetings between representatives of Midstream Co and Producer, Midstream Co shall develop and periodically update a plan describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services in accordance with the most recent Development Report and Section 4.4(a), including in connection with Producer’s planned development, drilling, and production activities with respect to the Dedicated Properties. Such plan regarding the Individual System (each such plan,

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as updated in accordance with the foregoing and as the then current plan may be amended from time to time, the “System Plan”) shall demonstrate how Midstream Co shall satisfy the needs that are identified in the Development Report for (i) Services within the Dedication Area and (ii) additional facilities (including additional Individual Systems) constituting part of the Individual System. OpCo shall, subject to these Agreement Terms and Conditions, cause each Midstream Co to coordinate their System Plans so that, taken as a whole, the System Plans delivered by all of the Midstream Cos shall satisfy the needs for Services throughout the Service Area. Such System Plan shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Retention Facilities, Internal Transfer Points, Receipt Points and Delivery Points (including the retention facilities, receipt points and delivery points proposed pursuant to the applicable Development Report or other proposed receipt points and delivery points that are not yet included in an Agreement Addendum) served or to be served by each such Facility Segment;

(iii) Reserved;

(iv) all pumping facilities and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Retention Facilities, Receipt Points and Delivery Points, in each case, for all Individual Systems, included in the most recent Development Report;

(vi) the allocation methodologies to be used by Midstream Co hereunder, if any, and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect (all such allocation methodologies shall comply with Exhibit A); and

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Retention Facilities, Receipt Points and Delivery Points; provided that in no event shall (x) pricing, budget or similar financial information or (y) information that is covered by a confidentiality agreement or confidentiality obligations be supplied to Producer;

Midstream Co shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Midstream Co of the applicable Development Report or amendment thereto.

(d) Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the

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most recent Development Report from time to time with Midstream Co and its representatives at Midstream Co’s request. Midstream Co and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Acknowledgment. The Parties recognize that the plans for the development of the Dedicated Properties and the System set forth in the Development Report and the System Plan, as well as all information exchanged between the Parties regarding their intentions with respect to the development of the Dedicated Properties and the System, are subject to change and revision at any time at the discretion of Producer (in the case of plans for the Dedicated Properties) or Midstream Co (in the case of plans for the System, subject to the revised System Plan reflecting the Services necessary to provide Services in accordance with the then most recent Development Report), and that such changes may impact the timing, configuration, and scope of the planned activities of the other Party.

(f) Additional/Accelerated Wells and Elimination of Wells. From time to time, Producer may provide written notice to Midstream Co that Producer (i) has accelerated the Target On-Line Date for a Planned Well or a required Retention Facility, (ii) anticipates the Target On-Line Date for a Planned Well or a required Retention Facility, to be earlier than 24 Months following the delivery of the Development Report in which such Planned Well was initially included or (iii) anticipates drilling a Well or requiring a Retention Facility that has not been included in a Development Report and that has a Target On-Line Date earlier than 24 Months following the next delivery of a Development Report (any such Well or Retention Facility, an “Additional/Accelerated Well”). Midstream Co will use its commercially reasonable efforts to modify the System Plan and to cause the necessary facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well; provided that, with respect to Additional/ Accelerated Wells of the type described in clauses (i) and (ii) of the first sentence of this paragraph, there shall be no penalty to Midstream Co hereunder unless Midstream Co fails to connect such Additional/ Accelerated Well on or prior to the Target On-Line Date set forth in the applicable Development Report (prior to the acceleration of such timeline) and, with respect to Additional/ Accelerated Wells of the type described in clause (iii) of the first sentence of this paragraph, there shall be no penalty to Midstream Co hereunder unless Midstream Co fails to connect such Additional/ Accelerated Well on or prior to 24 Months following receipt of written notice regarding such Additional/ Accelerated Well. From time to time, Producer may provide written notice to Midstream Co that Producer (i) has delayed the Target On-Line Date for a Planned Well, (ii) anticipates eliminating a Planned Well from its development plans and the Development Report or (iii) no longer needs a Planned Retention Facility. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells that Producer has determined should not be drilled, operated, maintained or put into service or any planned or existing Retention Facilities that Producer has determined should not be constructed or put into service or that should be decommissioned. To the extent that Producer has included any such Well or Retention Facility in a Development Report, Producer shall provide Midstream Co with information regarding its revised assessment of such Well or Retention

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Facility. Midstream Co may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate Wells that the Producer determines not to drill or complete and Retention Facilities that Producer determines are not needed at the time specified in the applicable Development Report.

(g) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Midstream Co and Producer, as applicable, may deliver one System Plan and one Development Report that addresses all of the requirements set forth in this Agreement and each other Transaction Document. In the sole discretion of each Person serving as a Midstream Co under an Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly (and OpCo may direct each of its subsidiaries to work together to prepare one System Plan). To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Wells.

(a) System Development. In order to provide the Services, (1) OpCo shall, subject to these Agreement Terms and Conditions, be responsible for ensuring that the Individual System satisfies the integrated needs of Producer within the Service Area and (2) Midstream Co shall, at its sole cost and expense, design and construct (as applicable) and operate the Individual System (including all component parts, such as the Receipt Points, the Retention Facilities and the pumping facilities) as and when needed to timely support the upstream development of the Dedicated Properties and production from the Wells within the Dedication Area, all in accordance with this Section 3.2; provided, however, that nothing in this statement shall require Midstream Co to deliver or store quantities of Fresh Water in excess of the limitations set forth in the definition of “Services”.

(b) On-Line Deadline. Subject to Section 3.3, Midstream Co shall by the later of (x) the date that a Well is ready for receipt of Services and (y) the applicable Target On-Line Date (such later date, identified in clause (x) or (y), as may be extended pursuant to Section 3.2(c), the “On-Line Deadline”), have obtained all rights of way, easements, and water use instruments and have completed the construction of the necessary facilities, in accordance with the then current System Plan (or have caused the completion of such construction), to make Fresh Water available to each Planned Well at an applicable Delivery Point. With respect to Services for the storage of Fresh Water, the On-Line Deadline shall mean the date that the Producer is allowed to extract or take Fresh Water from any Water Source and deliver such Fresh Water to Midstream Co for Services related to storage.

(c) Extension Due to Force Majeure. If and to the extent Midstream Co is delayed in completing any such facilities or providing such services by a Force Majeure event, then the On-Line Deadline applicable thereto shall be extended for a period of time equal to that during which Midstream Co was delayed by such events.

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(d) Temporary Services. Pending the completion of facilities in accordance with this Section 3.2, Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Properties and the Water Sources that, in either case, are anticipated to be serviced by the new facilities if the term of such contract does not exceed six Months (and may be renewed in six-Month increments until such time as Midstream Co has completed the applicable facilities). If any such contract is in effect with respect to any Well or Water Source, Producer will not be obligated to connect such Well or Water Source to the System until the first Day of the Month following expiration of such contract.

Section 3.3 Cooperation. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits and authorizations from the appropriate Governmental Authorities and the necessary consents, rights of way and other authorizations from other Persons necessary to provide the Services hereunder, including delivery of Fresh Water for the Purposes and the storage of Fresh Water, the Parties agree to work (at their own cost and expense) together in good faith to obtain such permits, authorizations, consents and rights of way as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties further agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, consents and rights of way.

Section 3.4 Reserved.

Section 3.5 Right of Way and Access Rights.

(a) Rights of Way. Midstream Co is responsible (absent a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure”), at its sole cost, for the acquisition and maintenance of easements, rights of way, surface use and/or surface access agreements necessary to construct, own and operate its Individual System.

(b) Producer’s Grant of Easement. Producer hereby grants to Midstream Co, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands within the Service Area1 for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Midstream Co of this Agreement.

(c) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Producer to Midstream Co under Section 3.5(b) are based upon, and such grants of easements or rights of way will terminate if Producer loses, its rights to the applicable property, regardless of the reason for such loss of rights.

[1]	NTD: If Green River DevCo needs to cross into the leases in Bronco for some purpose, the right of access should cover it, even though Bronco properties are Gunnison River Devco properties

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(d) Midstream Co’s Grant of Easement. Midstream Co hereby grants to Producer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands covered by the Individual System for any and all purposes consistent with this Agreement and the ownership, leasehold rights in and operation of the Dedicated Properties (including, without limitation, an easement to access the Retention Facilities for purposes of testing the quality of Fresh Water in the Individual System).

(e) Midstream Co Does Not Have Obligation to Maintain. Midstream Co shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Midstream Co to Producer pursuant to this Section 3.5(e) are based upon, and such grants of easements or rights of way will terminate if Midstream Co loses its rights to the applicable property, regardless of the reason for such loss of rights.

(f) No Interference. The exercise of the rights granted to a Party by the other Party pursuant to Section 3.5(b) and Section 3.5(d) shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party.

(g) Responsibility. Each Party shall be responsible for any Losses caused by such Party’s use of its access rights pursuant to this Section 3.5.

Article 4

Services

Section 4.1 Limitations on Service to Third Parties. Midstream Co shall obtain Producer’s consent prior to offering services to any Third Party, unless Midstream Co is required by a Governmental Authority to offer service to a Third Party, in which case Midstream Co shall provide Producer prior notice of offering such service to such Third Party or Third Parties.

Section 4.2 (Reserved).

Section 4.3 Tender of Fresh Water. Each Day during the Term, Producer shall Tender to the System at each applicable Receipt Point all of the Fresh Water to which it has taken title and custody from Water Sources within the Service Area. Producer shall have the right to Tender to Midstream Co for Services under this Agreement Fresh Water other than the Fresh Water described in the preceding sentence and Producer shall also have the reservations and right to alternate uses of Fresh Water set forth in Article 2.

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Section 4.4 Services; Service Standard.

(a) Services. Subject to the provisions of this Agreement and rights of all applicable Governmental Authorities, Midstream Co shall, at its sole cost and expense, (i) provide facilities at each Receipt Point, Delivery Point and Retention Facility identified in the applicable Agreement Addendum sufficient (in the aggregate for the applicable Individual System) to receive, deliver or store, as applicable, all volumes of Fresh Water Tendered by Producer from Water Sources within the Dedication Area up to the maximum levels set forth in the definition of “Services”, (ii) provide Services for all such Fresh Water and (iii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) Fresh Water that satisfies the applicable Quality Standard for Delivery (as further described in Article 6) and that is in the amount specified by Producer up to the maximum levels set forth in the definition of “Services”.

(b) Services Standard. Midstream Co agrees to construct, install, own and operate, at its sole cost, risk and expense, the System in a good and workmanlike manner in accordance with standards customary in the industry. Except through the fees for applicable Services pursuant to Article 5 or as otherwise provided in this Agreement, Producer shall have no responsibility for the cost of the System or any facilities constructed or to be constructed by Midstream Co.

(c) (Reserved)

(d) OpCo’s Obligation. OpCo shall cause Midstream Co to perform as required in this Section 4.4, and OpCo shall cause its other subsidiaries to coordinate with or assist Midstream Co, as required to provide Producer with a consistent level of service throughout the Service Area.

(e) Performance of Services by Third Parties. In its performances of the Services hereunder, Midstream Co may, but shall not be obligated to, engage or retain any necessary Third Party. To the extent Midstream Co does engage or retain a Third Party, Midstream Co shall use commercially reasonable efforts to achieve the lowest cost possible for the Services provided by such Third Party.

Section 4.5 Reserved.

Section 4.6 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shutdown because of maintenance, repairs, Force Majeure, because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or because providing Services hereunder has become uneconomic as further described in Section 12.2, the Services in respect of Fresh Water may be curtailed as set forth in Exhibit A and Article 2. In such cases Midstream Co shall have no liability to Producer (subject to Section 4.6(d), Section 10.1(b) and Section 12.2), except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co; provided that Midstream Co shall have no liability for any special, indirect, or consequential damages.

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(b) Interruptions.

(i) Midstream Co shall have the right to curtail or interrupt the Services in respect of Fresh Water for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Midstream Co shall provide Producer (x) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Services hereunder and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment of Services hereunder for five or more consecutive Days.

(c) Reserved.

(d) Temporary Release. If at any time Midstream Co interrupts or curtails deliveries of Fresh Water pursuant to this Section 4.6, then Producer’s exclusivity obligations with respect to the affected volumes of Fresh Water shall be temporarily terminated during the interruption or curtailment. If at any time Midstream Co ceases to or refuses to store any Fresh Water that Midstream Co is obligated to store hereunder, then Producer may contract with any Third Party to fulfill such obligation and the affected volumes of Fresh Water shall be released from this Agreement; provided that unless Midstream Co has indicated it will not store any Fresh Water from the applicable Water Source, the applicable Receipt Points and Water Sources shall not be released from the commitment hereunder, only the affected volumes. If at any time there exists a Downtime Event with a Downtime Duration in excess of the duration described in the applicable Row B on Exhibit G but less than the duration specified in Section 2.4(a)(vi), then Producer’s exclusivity obligations with respect to the affected facility shall be temporarily terminated during the applicable Downtime Duration.

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Article 5

Fees

Section 5.1 Fees. Producer shall pay Midstream Co in accordance with the terms of this Agreement, for each Month in which Midstream Co provides Services with respect to the Fresh Water within an Individual System that is subject to this Agreement, an amount equal to the sum of (i) the product of (x) the aggregate quantity of such Fresh Water, stated in Barrels, delivered to Producer by Midstream Co at the applicable Internal Transfer Point for such Fresh Water within the applicable Individual System multiplied by (y) the applicable Individual First Phase Rate, (ii) the Individual Second Phase Fee, if any, applicable to Second Phase Services performed within the Dedication Area and (iii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate volumes of Fresh Water received by Midstream Co.

Section 5.2 Fee Adjustments.

(a) Redetermination.

(i) Redetermination Proposal. Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee (unless the Parties mutually agree not to redetermine any particular Individual Fee) in accordance with this Section 5.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including, but not limited to, projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Reserved.

(iii) Subsequent Redetermination Timing. Each Redetermination Proposal shall be delivered by Midstream Co to Producer on or after November 1 of the applicable Delivery Year, but prior to December 31 of the applicable Delivery Year. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 5.2(a). For purposes of this Section 5.2(a)(iii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

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(iv) Documentation. Concurrently with the documentation of the agreed rates described in this Section 5.2(a), the Parties shall formalize any amendments that were deemed to have occurred through the prior year, as described in Section 2.2 and Section 16.6.

(b) Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee; provided that to the extent any portion of the Individual Fee is calculated by reference to amounts paid by Midstream Co to a Third Party (including but not limited to amounts paid pursuant to clause (iii) of Section 5.1(a)), such amounts shall not be subject to this Section 5.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 5.2(a), with an effective date during the same Year.

(c) Downtime Events. If (i) there has been a Downtime Event and (ii) such Downtime Event caused the Downtime Duration for any facility on an Individual System during any calendar quarter to extend for the duration shown on Exhibit G, then the applicable Individual First Phase Fee shall be reduced as set forth in Exhibit G for such duration. To the extent that, as a result of a Downtime Event, Producer exercises its right to a temporary release pursuant to Section 4.6(d), Producer shall be entitled to both such release and the reduction of the applicable Individual First Phase Fee pursuant to this Section 5.2(c).

(d) Other Fee Adjustments. The amount invoiced by Midstream Co hereunder may be adjusted to reflect other adjustments expressly set forth in this Agreement, including pursuant to Section 5.3, Section 6.1(d) and Section 12.1.

Section 5.3 System Fuel. Producer shall provide all fuel to operate the Individual System, including the cost of transportation of such fuel to the Individual System.

Article 6

Quality and Specifications

Section 6.1 Quality Standard for Fresh Water.

(a) Fresh Water at each Retention Facility, Receipt Point and Delivery Point shall be free from any contamination or any substances that would result in such Fresh Water being unsuitable for any Purpose or violating any law, rule or regulation (including but not limited to environmental laws). Raw Fresh Water at each Retention Facility, Receipt Point and Delivery Point shall conform to Quality Standard for Fresh Water. Recycled Water at each Retention Facility, Receipt Point and Delivery Point shall conform to Quality Standard for Recycled Water.

(b) Producer shall not deliver Raw Fresh Water and Recycled Water into the same Retention Facility, unless agreed by Midstream Co prior to such delivery. With respect to the Raw Fresh Water delivered into the Individual System, Producer has the obligation to obtain and

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deliver Raw Fresh Water that conforms to the Quality Standard for Fresh Water. With respect to the Recycled Water delivered into the Individual System, Producer has the obligation to obtain and deliver Recycled Water that conforms to the Quality Standard for Recycled Water.

(c) Except to the extent specified in Section 6.2, Midstream Co shall use reasonable efforts to ensure that Fresh Water that is held in the Retention Facilities or conveyed through the Individual System is not subject to any contamination or pollution that would result in the Fresh Water held in the Individual System not meeting Quality Standard for Fresh Water or Quality Standard for Recycled Water, as applicable.

(d) Reserved

(e) Either Party may, at its option and sole expense, obtain water samples available at any Retention Facility, Receipt Point or Delivery Point for water quality analyses and retain appropriate qualified personnel to conduct analyses in accordance with all then-applicable general industry practices to ensure the water quality in the System meets or conforms with the Quality Standard for Fresh Water and, if applicable the Quality Standard for Delivery. Each Party shall bear all costs associated with its own water quality analytical work.

Section 6.2 Non-Conforming Fresh Water.

(a) If the Fresh Water in any Retention Facility, Individual System or Facility Segment does not conform to the Quality Standard for Fresh Water or the Quality Standard for Recycled Water, as applicable, then Midstream Co will have the right to immediately discontinue receiving Fresh Water, discontinue delivering Fresh Water or may take any other ameliorative action it deems appropriate to address such non-conformance. In the event that Midstream Co takes receipt of, transports, stores or delivers such non-conforming Fresh Water, Producer agrees to be responsible for, and to defend, indemnify, release, and hold Midstream Co and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Fresh Water, except to the extent that Midstream Co caused such non-conformance by its action or inaction that was not undertaken at the direction of Producer.

(b) If Midstream Co substantially complies with the treatment recommended by Producer under Section 6.1(d), then Producer shall accept delivery of the Fresh Water at the Delivery Point, whether or not such Fresh Water complies with the applicable Quality Standard for Delivery. If Midstream Co attempted to achieve applicable Quality Standard for Delivery by a method other than the one recommended by Producer, then Producer shall accept delivery of the Fresh Water at the Delivery Point only if such Fresh Water satisfies the applicable Quality Standard for Delivery, and Midstream Co agrees to be responsible for, and to defend, indemnify, release, and hold Producer harmless from and against, all claims and losses of whatever kind and nature resulting from such non-conforming Fresh Water.

Section 6.3 Reserved.

Section 6.4 Delivery Rates. Subject to the other provisions of this Agreement, Midstream Co shall construct and operate each Individual System in a manner so as to permit Fresh Water to be made available at the Delivery Points at delivery rates equal to or greater than the Maximum BPM Rate specified on the applicable Agreement Addendum.

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Section 6.5 Producer Facilities. Producer, at its own expense, shall construct, equip, maintain, and operate all facilities necessary to receive Fresh Water into the tanks or other storage facilities located at the Delivery Points of each Individual System at delivery rates equal to or greater than the Maximum BPM Rate specified on the applicable Agreement Addendum. Producer shall be responsible at its own expense for disposing of any Fresh Water delivered to Producer hereunder at the volumes and flow rates required hereunder.

Article 7

Term

Section 7.1 Term. This Agreement shall commence on the Original Effective Date and shall remain in effect until the 15th anniversary of the Original Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by OpCo (on behalf of itself or on behalf of Midstream Co) or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 7.2 Effect of Termination or Expiration of the Term. Upon the end of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (b) the indemnification provisions of Section 6.2 and Section 8.1 and all of Article 14 shall survive such termination and remain in full force and effect indefinitely and (c) Section 9.4 and Section 16.12 shall survive such termination and remain in full force and effect for the period of time specified in such sections.

Article 8

Title and Custody

Section 8.1 Title and Custody Raw Fresh Water. The Raw Fresh Water supplies that are subject to this Agreement are water rights or permitted ground water adjudicated by the representative court of competent jurisdiction or permitted under authority vested to the Colorado Division of Water Resources, respectively. The title of said water rights or groundwater permits are not affected or transferred under the terms of this Agreement. At each applicable Receipt Point, Midstream Co shall receive custody to the Raw Fresh Water delivered into the Individual System, with all rights and responsibilities thereof. At all times that the Raw Fresh Water is in the Individual System, Midstream Co shall retain exclusive custody to such Raw Fresh Water. At each applicable Delivery Point, Producer shall receive custody to the Raw Fresh Water delivered to Producer at such Delivery Point, with all rights and responsibilities thereof. Delivery by the Producer of Raw Fresh Water to any Receipt Point shall be deemed a transfer of custody to such Raw Fresh Water by Producer, or a warranty of the good right in Producer to deliver such Raw Fresh Water to Midstream Co under this Agreement. Delivery by Midstream Co of Raw Fresh Water to any Delivery Point shall be deemed a transfer of custody to such Raw Fresh Water by Midstream Co, or a warranty of the good right in Midstream Co to

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deliver such Raw Fresh Water to Producer under this Agreement. By delivering such Raw Fresh Water, Producer also agrees to indemnify, defend, and hold harmless Midstream Co from any and all Losses resulting from any claims by a Third Party of rights to such Raw Fresh Water.

Section 8.2 Title and Custody Recycled Water. The title to the Recycled Water is not affected or transferred under the terms of this Agreement. At each applicable Receipt Point, Midstream Co shall receive custody to the Recycled Water delivered into the Individual System, with all rights and responsibilities thereof. At all times that the Recycled Water is in the Individual System, Midstream Co shall retain exclusive custody to such Recycled Water. At each applicable Delivery Point, Producer shall receive custody to the Recycled Water delivered to Producer at such Delivery Point, with all rights and responsibilities thereof. Delivery by the Producer of Recycled Water to any Receipt Point shall be deemed a transfer of custody to such Recycled Water by Producer, or a warranty of the good right in Producer to deliver such Recycled Water to Midstream Co under this Agreement. Delivery by Midstream Co of Recycled Water to any Delivery Point shall be deemed a transfer of custody to such Recycled Water by Midstream Co, or a warranty of the good right in Midstream Co to deliver such Recycled Water to Producer under this Agreement.

Article 9

Billing and Payment

Section 9.1 Statements.

(a) Ordinary Course. Invoices shall be submitted to Producer on or before the 25th Day after the end of a Month (for purposes of this Section 9.1 only, the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party, collectively, the “Reimbursed Amount”), such Reimbursed Amount shall be reflected on an invoice within 90 days of the end of the Month in which such Reimbursed Amount was paid by Midstream Co. The amount set forth in the applicable invoice shall reflect the amount owed by Producer to Midstream Co, net of any amounts payable by Midstream Co to Producer under any Transaction Document between Midstream Co and Producer.

(b) Reserved.

(c) Detail. The invoice and supporting information provided by Midstream Co to Producer shall include sufficient detail for Producer to identify the particular services rendered and the basis for such charges for each Individual System. Midstream Co’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

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(d) Monthly Loss/ Gain Report. Midstream Co shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report, which shall set forth the volumes specified in Section 5.3 and in Exhibit A in sufficient detail that the Producer may verify that the allocation procedures in effect for the applicable Invoice Month were applied. If Midstream Co elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents.

Section 9.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) All invoices shall be paid in full (subject to clause (d) of this Section 9.2), but payment of any disputed amount shall not waive the payor’s right to dispute the invoice in accordance with this Section 9.2.

(c) Producer may, in good faith, dispute the correctness of any invoice or any adjustment to an invoice rendered under this Agreement or request an adjustment of any invoice for any arithmetic or computational error within 24 Months following the end of the Year of the date the invoice, or adjustment to an invoice, was rendered. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment.

(d) If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 9.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute, such dispute may be resolved in accordance with Section 16.7 of this Agreement.

(e) Upon resolution of the dispute, any required payment shall be made within 15 Days of such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 9.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after notice of such failure is provided to Producer or (b) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream

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Co, by written notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Midstream Co, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 9.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 9.4 Audit. Each Party or any Third Party representative of a Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the previous 24 Months following the end of the Year in which such notice of audit, statement, charge or computation was presented. No more than one audit (taking all Transaction Documents together) shall take place during any Year (except that, if either Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Section 9.5 Netting and Setoff. For invoicing purposes the Parties shall net all undisputed amounts due and owing, and/or past due, arising under the Transaction Documents to which Producer and Midstream Co are parties on the applicable Day such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible all fee adjustments set forth in Article 5 shall be accomplished by setoff or netting.

Article 10

Remedies

Section 10.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension. by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 9, such failure is not due to a good faith dispute by Producer in accordance with Section 9.2(d) and such failure is not remedied within 5 Business Days of written notice of such failure to Producer by Midstream Co, Midstream Co shall have the right, at its option, to (i) suspend performance (including withholding any payments that are

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owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 9.5) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Fresh Water delivered by Producer to the Receipt Points, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.

(b) Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 10.1(a) or Section 2.4(a)(i)) contained in this Agreement (which Agreement, for the avoidance of doubt, is limited to the applicable Agreement Addendum under which the default has arisen and which, for the purposes of this Section 10.1(b) shall be referred to as the “Applicable Agreement”) and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend its performance with respect to such Party (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to setoff under Section 9.5) under the Applicable Agreement. In no event shall OpCo or Midstream Co have remedies arising under this Section 10 against each other.

(i) If Producer elects to suspend performance as the result of Midstream Co’s uncured default, then Producer’s commitment under Section 2.1 hereof shall be deemed to be temporarily terminated during the period of such suspension of performance. Such temporary release shall terminate and the commitments described in Section 2.1 reinstated as of the first Day of the Month following Producer’s written acknowledgment to Midstream Co that Midstream Co’s default has been cured (or such other date as the Parties agree in writing, including writing in the form of electronic mail).

(ii) If the default by Midstream Co remains uncured for twelve consecutive Months, then with respect to the affected portion of the Individual System and the Wells serviced by such portion of the Individual System, Producer may permanently terminate its commitment under Section 2.1 hereof.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

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Section 10.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Article 14. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 10.3 Enforcement by OpCo. OpCo, on behalf of itself and Midstream Co, shall have the right to enforce all rights of Midstream Co set forth in this Agreement.

Article 11

Force Majeure

Section 11.1 Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, neither Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Article 12

Change in Law and Scope

Section 12.1 Changes in Applicable Law.

(a) If any new Laws are enacted after the Original Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may amend the applicable Individual Fee pursuant to Section 12.1(b), as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that Midstream Co may not amend the applicable Individual Fee pursuant to this Section 12.1 unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.

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(b) Producer and Midstream Co shall use their commercially reasonable efforts to comply with new applicable Laws, and shall negotiate in good faith to mitigate the impact of any new applicable Laws and to determine the amount of the new Individual Fee. If Producer and Midstream Co are unable to agree on the amount of the new Individual Fee as necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement, such fee will be determined by binding arbitration in accordance with Section 16.7. Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 12.1.

Section 12.2 Unprofitable Operations and Rights of Termination.

(a) Existing Facilities. If, in the discretion of OpCo, the Services, under this Agreement, are or become uneconomical for any cause, then Midstream Co may cease providing the applicable Services so long as such condition exists and OpCo shall not be obligated to cause Midstream Co or any other subsidiary to provide the Services so long as such condition exists. OpCo agrees that in its determination of uneconomical services, the same criteria shall be applied to the Services as to the other services provided to Third Parties. In the event that OpCo causes Midstream Co to cease providing the Services to or for the benefit of Producer, Producer may obtain the Services in any manner, solely in Producer’s discretion. With respect to any Receipt Point, Delivery Point or Retention Facility existing on the date that Services cease to be provided, OpCo at any time thereafter shall have the right to cause Midstream Co to resume providing Services hereunder, if Midstream Co’s refusal arose from an act of Producer or lack of action on the part of Producer, conditioned upon OpCo giving Producer at least two (2) Months’ notice of its election so to do. To the extent specified in Section 4.6, Producer may be entitled to a release of the affected volumes from the dedication hereunder.

(b) Planned Facilities. If OpCo determines, in its discretion, that an expansion of the Individual System or the System to satisfy the needs of Producer, as described in Section 3.2 hereof, would be uneconomical and delivers notice to Producer of such determination, then OpCo shall not be obligated to cause Midstream Co to undertake such expansion and no subsidiary of OpCo shall be obligated to provide the applicable Services and the Planned Wells and Planned Retention Facilities (and the applicable Drilling Units and Water Sources) described in such notice shall be permanently released from the dedication hereunder. If OpCo determines, in its discretion, that an expansion of the Individual System or System, as applicable, to satisfy the needs of Producer, as described in Section 3.2 hereof, would temporarily be uneconomical either because Producer changed its drilling plans in a manner inconsistent with the then-current Development Plan or changed the timing of the planned drilling so as to adversely affect OpCo and its subsidiaries’ collective ability to provide Services to the Planned Wells and Planned Retention Facilities (and the applicable Drilling Units and Water Sources), Producer shall be permitted to obtain Services pertaining to such Planned Wells and Planned Retention Facilities from Third Party providers, as provided in Section 2.3(b), until such time as OpCo determines to cause a subsidiary to provide Services to the applicable Wells and Retention Facilities.

(c) Supporting Documentation. Prior to OpCo causing Midstream Co to curtail Services as described in clause (a) of this Section 12.2, OpCo shall (i) deliver to Producer written notice at least 60 Days in advance of any proposed curtailment under this Section 12.2 (provided that the first Day of any such curtailment under this Section 12.2 may only be on the first Day of

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a Month) and (ii) within 10 Days of delivering such written notice to Producer, OpCo shall submit documentation to Producer supporting its claim that all or some of the Services have become uneconomical. As soon as OpCo determines that an expansion of the Individual System will not be economic, pursuant to clause (b) of this Section 12.2, OpCo shall communicate the same to Producer; provided that if Midstream Co (or OpCo) delivers a System Plan that describes an expansion of the Individual System, then Midstream Co and OpCo shall be deemed to have waived (through the period of construction) its right to claim that such expansion is uneconomic pursuant to this Section 12.2. Nothing in this clause (c) shall give Producer a right to consent to a curtailment under this Section 12.2.

(d) Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Retention Facilities, as specified in Section 3.1(f), nothing herein shall be construed to require Producer to drill any Well, to continue to operate any Well, to develop or maintain any Water Resources that a prudent operator would not in like circumstances drill or continue to operate or develop or maintain.

Article 13

Reserved

Article 14

Indemnification and Insurance

Section 14.1 Reciprocal Indemnity. Without in any way limiting the other indemnifications set forth in this Agreement, including Section 6.2 and Section 8.1.

(a) Producer Indemnification. Producer agrees to and shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.

(b) Midstream Co Indemnification. Midstream Co agrees to and shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.

(c) Regardless of Fault. As used in the preceding two subclauses, the phrase “REGARDLESS OF FAULT” shall mean, with respect to any Loss that is caused in whole or in part by the negligence (whether sole, joint, concurrent, comparative, contributory, active, passive, or otherwise), strict liability, or other fault, of any member of Midstream Co Group or the Producer Group, without regard to the cause or causes thereof and without limitation of such Loss and whether or not caused by a pre-existing condition.

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Fresh Water Services Agreement

Section 14.2 Indemnification Regarding Third Parties. Each Party agrees that it shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, in proportion to the negligence or willful misconduct of said indemnifying Party.

Section 14.3 Actual Direct Damages. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF FRESH WATER NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN OR (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER THIS ARTICLE 14.

Section 14.4 Reserved.

Section 14.5 Insurance. OpCo (on behalf of itself and Midstream Co) and Producer shall carry and maintain no less than the insurance coverage set forth in Exhibit E. OpCo hereby subrogates to Midstream Co its rights arising under the insurance policies required to be maintained pursuant to this Section 14.5.

Article 15

Assignment

Section 15.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior written consent of OpCo (in the case of an assignment by Producer) or Producer (in the case of an assignment by OpCo), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

(i) Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Midstream Co; provided that (A) such Person assumes the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred;

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Fresh Water Services Agreement

(ii) Midstream Co may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that nothing herein shall be deemed to prohibit Midstream Co from subcontracting its obligations hereunder to a Third Party or delegating the performance of Services hereunder to a Third Party; provided, further, that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate water services agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate water services agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control; and

(iii) OpCo shall not permit any Midstream Co to transfer any part of the System, and Midstream Co may not transfer the applicable Individual System or any part of the applicable Individual System to a Person that is not an Affiliate Entity without the prior written consent of Producer. OpCo shall not transfer its rights or obligations under this Agreement to any Person that is not an Affiliate without the prior written consent of Producer.

(b) Notice; Binding Effect. Producer shall give Midstream Co notice of any assignment of this Agreement and/or Dedicated Properties within 30 Days after the date of execution of such permitted assignment. Midstream Co shall give Producer notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 15.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from the commitments under this Agreement pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 15.

Section 15.2 Pre-Approved Assignments. Either Party shall have the right without the prior consent of the other to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 15.3 Change of Control. Except as expressly provided in Section 15.1, nothing in this Article 15 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 15 shall prevent Midstream Co’s members or owners from transferring their

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Fresh Water Services Agreement

respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. It is agreed that each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.

Article 16

Other Provisions

Section 16.1 Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto, consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. It is not the intention of the signatories of one Agreement Addendum to be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, as it is the intention of the Parties that the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 16.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, in each case, addressed (i) if to Producer, at the address for such Person shown in Exhibit C and (ii) if to Midstream Co or OpCo, then to OpCo and the applicable Midstream Co, at the address set forth on the applicable Agreement Addendum. Notices and communications with respect to interruptions, curtailments, operations or similar ordinary course or operational communications may be delivered by electronic mail (including with a PDF of the notice or other communication attached); provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail. For the avoidance of doubt, any communication relating to non-ordinary course matters, including notices regarding breach, exercises of remedies, rate redeterminations under Article 5, and other legal matters shall not be deemed delivered until actually received by the intended recipient or until the written confirmation of such electronic communication has been provided. Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 16.2.

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Fresh Water Services Agreement

Section 16.3 Reserved.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Entire Agreement; Conflicts. This Agreement (consisting of the Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations, or other agreements among the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 16.6 Amendment.

(a) This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 16.6) by the Parties and expressly identified as an amendment or modification. It is hereby understood and agreed that as additional Individual Systems and Retention Facilities are added to the System in satisfaction of the needs identified by Producer within the Service Area, OpCo shall or shall cause its applicable subsidiaries to enter into amendments, with Producer, to the applicable Agreement Addendum to cover such additional aspects of the System and additional Persons may from time to time execute and deliver an Agreement Addendum thereby entering into one or more new Agreements covering such additional aspects of the System.

(b) Either Party may propose an amendment to the applicable Agreement Addendum by delivering such amendment to the other Party and such proposed amendment shall be deemed accepted by both Parties (without execution of the same) so long as (x) such proposed amendment is consistent with the System Plan and Development Report most recently delivered prior to delivery of the proposed amendment, (y) the Party receiving such proposed amendment does not object or offer revisions to the proposed amendment within 10 Business Days of receipt of such proposed amendment and (z) such amendment does not modify any Services Fee.

(c) To the extent that, during any Year, an amendment to the applicable Agreement Addendum is effectuated through the process in clause (b) of this Section 16.6, the Parties shall acknowledge and ratify such amendment annually (in connection with the rate redetermination described in Section 5.2).

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Fresh Water Services Agreement

(d) If the conditions of clauses (x), (y) and (z) of clause (b) of this Section 16.6 are not satisfied, the proposed amendment shall only become effective after being executed by both Parties.

(e) In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.

Section 16.7 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in Denver, Colorado, United States of America, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on the Parties. Awards shall be final and binding on the Parties from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the laws of the State of Colorado, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Section 16.8 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 16.9 Preparation of Agreement. Both Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

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Fresh Water Services Agreement

Section 16.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 16.12 Confidentiality. The Parties agree that this Agreement and all related data and information exchanged by them shall be maintained in strict and absolute confidence and no Party shall disclose, without the prior written consent of the other Parties, any part of this Agreement unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement. Notwithstanding the foregoing, the restrictions in this Section 16.12 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Midstream Co, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Midstream Co to any such Person who elects to take production in kind, rather than having Producer market such production. This provision of this Agreement will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(End of Agreement Terms and Conditions)

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Fresh Water Services Agreement

EXHIBIT A

OPERATING TERMS AND CONDITIONS

1.1 Quality Standards.

	Fresh Water	Recycled Water	Cement Water	FRAC Water
pH	6.5 to 7.5	6.5 to 7.5	6 to 8.5	6 to 8
Iron (Fe)	8 mg/L	8 mg/L	300 mg/L	10 mg/L
Chloride (Cl)	23,125 mg/L	23,125 mg/L	7000 mg/L	~
Sulfate (SO4)	800 mg/L	800 mg/L	2,000 mg/L	500 mg/L
Calcium (Ca)			500 mg/L	2000 mg/L
Magnesium (Mg)			300 mg/L	2000 mg/l
Carbonate (CO3)			100 mg/L	300 mg/L
Bicarbonate (HCO3)			1000 mg/L	300 mg/L
Tannin/ Lignin			25 mg/L	~
Total Hardness	500 mg/L as CaCO3	500 mg/L as CaCO3
Total Alkalinity	500 mg/L as CaCO3	500 mg/L as CaCO3
Sodium	18,750 mg/L	18,750 mg/L
Silica	10 mg/L	10 mg/L
Aluminum	4 mg/L	4 mg/L
Oil and Grease	5 mg/L	5 mg/L
Particulate Size	20 nominal micron	20 nominal micron

1.2 Fresh Water Scheduling.

(a) Reserved

(b) Producer and Midstream Co agree that:

(i) Reserved

(ii) In the event interruption or curtailment of service is required or occurs, Midstream Co’s dispatcher will advise (by telephone, following up by writing, including writing in the form of electronic mail) Producer of an interruption or curtailment as soon as practicable or in any event within twenty-four hours of the occurrence of such event.

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Fresh Water Services Agreement

(iii) Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust deliveries under this Agreement in order to maintain the operational integrity and safety of the System.

1.3 (Reserved).

1.4 Measurement Devices.

(a) Midstream Co shall construct, install, own and operate (or cause to be installed, owned and operated) the Measurement Devices located at the Receipt Points. The Measurement Devices installed by Midstream Co shall be, subject to Producer’s approval of such location, on the Receipt Point.

(b) Midstream Co shall install, own and operate (or cause an Affiliate or a Third Party to install, own, and operate) the Measurement Devices located at the Delivery Points.

(c) Measurement Devices will be constructed, installed and operated in accordance with water resource industry standards referenced below and governmental regulation as set forth in the current System Plan.

(d) Midstream Co may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any applicable Laws.

(e) Reserved

(f) Reserved

(g) Reserved

(h) Reserved

(i) The accuracy of all Measurement Devices listed as Receipt Points or Delivery Points on the applicable Agreement Addendum, and of all Measurement Devices that serve as “check meters” for any such Receipt Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (for purposes of this paragraph, the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (for purposes of this paragraph, the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary requests a special test as described below. If, upon any test, any Measurement Device is found to be inaccurate by 2% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Fresh Water under this Agreement. If, upon any test, any Measurement Device is found to be inaccurate by more than 2% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed upon by both Owner and Beneficiary. Any previous recordings of such Measurement Device with an excessive meter factor deviation

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Fresh Water Services Agreement

will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs and/or adjustments. If Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance notice will be given to the Owner, and both Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(j) As requested by Producer the Measurement Devices owned by Midstream Co shall include a sufficient number of data ports, and Midstream Co shall permit Producer to connect to such data ports, as shall be required to provide to Producer on a real-time basis all measurement data generated by such measurement equipment. Producer shall be responsible at its own cost for obtaining equipment and/or services to connect to such data ports and receive and process such data.

(k) The data and records by which measurements are determined shall be available for the use of both Parties in fulfilling the terms and conditions thereof. Each Party shall, upon request of the other, mail, email or deliver for checking and calculation all volume and other meter and/or test records in its possession and used in the measurement and/or allocation of Fresh Water delivered under this Agreement within 30 Days after the last billing period. Such data shall be returned within 90 Days after the receipt thereof.

(l) Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months. Each Party shall comply with Noble Document Retention Policy FIN027.

(m) Measurement Procedures. The measurements of the quantity of all Fresh Water delivered at the Receipt Points and Delivery Points will be conducted in accordance with water resource industry standards.

1.5 (Reserved).

1.6 Allocations. Allocations required for determining payments or fees due under this Agreement shall be made by Midstream Co. Midstream Co shall provide an allocation methodology to Producer for its review and approval. This Section 1.6 shall be based upon the measurements taken and quantities determined for the applicable Month based on the proportionate volumes of Fresh Water delivered by Producer and by each other producer on the System.

(End of Exhibit A)

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EXHIBIT B

SERVICE AREA

Weld County, Colorado

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Fresh Water Services Agreement

EXHIBIT C

PRODUCER’S ADDRESSES FOR NOTICE PURPOSES

NOTICES & CORRESPONDENCE	PAYMENTS BY ELECTRONIC FUNDS TRANSFER

Noble Energy, Inc.

On behalf of itself and each other Producer

1625 Broadway, Ste 2200

Denver, CO 80202

Attention:     Director of USO Finance,

     Gerald Free

Telephone:       (303) 228-4174

Email: Gerald.Free@nblenergy.com

ABA/Routing Number: 021000021 Account Number: 08805135066 Account Name: Noble Energy, Inc. Financial Institution: JP Morgan Bank Swift: CHASUS33

INVOICES

1001 Noble Energy Way Houston, TX 77070
	Attention:	Director of Revenue Accounting John Nedelka
	Telephone:	(281) 872-3120
	Email:	John.Nedelka@nblenergy.com

FOR OPERATIONS

Attention: USO Water Manager Ken Knox Noble Energy, Inc. 1625 Broadway, Ste 2200 Denver, CO 80202

(End of Exhibit C)

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Fresh Water Services Agreement

EXHIBIT D

MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION

THIS MEMORANDUM OF SERVICES AGREEMENT WITH DEDICATION (this “Memorandum”) is entered into by and between Noble Energy, Inc., a Delaware corporation (“Producer”), and (INSERT APPROPRIATE MIDSTREAM CO), a Delaware (INSERT ENTITY TYPE) (“Midstream Co”). Producer and Midstream Co are individually referred to in this Memorandum as a “Party” and collectively as “Parties.”

WHEREAS, the Parties hereto have entered into that certain Amended and Restated Fresh Water Services Agreement, consisting of the Agreement Terms and Conditions together with the Agreement Addendum, collectively dated effective as of             ,         (the “Agreement”);

WHEREAS, Midstream Co owns and operates the Individual System for certain services related to Fresh Water and performs such services within certain counties in Colorado; and

WHEREAS, the Parties have executed this Memorandum for the purpose of imparting notice to all persons of Producer’s dedication and commitment of its interests in oil and gas leases and/or oil and gas interests and Producer’s production from or attributable to such interests to the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. The Agreement is incorporated in its entirety in this Memorandum by reference, and all capitalized terms used but not defined in this Memorandum and defined in the Agreement shall have the meaning ascribed to them in the Agreement.

2. The Parties have entered into the Agreement to provide for, among other things, the commitment and dedication by Producer of its Dedicated Properties (subject to any conflicting dedications) for the purposes set forth in the Agreement. The Dedicated Properties are Producer’s interests in the oil and/or gas leases, mineral interests and other similar interests owned by Producer in the Dedication Area as of the date hereof and hereafter acquired within the Dedication Area, including those certain oil and/or gas leases, mineral interests and other similar interests described on Exhibit A, that are owned by Producer. The Dedication Area is more particularly described in Exhibit B.

3. The dedication and commitment made by Producer under the Agreement is a covenant running with the land subject to the terms of the Agreement. Any transfer by Producer of any of Producer’s interests in the Dedicated Properties shall comply with Article 15 of the Agreement, which, among other matters, requires that, except in certain circumstances, the transfer be expressly made subject to the Agreement. The Producer and Midstream Co are not under any obligation to record an updated version of this Memorandum in the event of any transfer of Dedicated Properties or rights under the Agreement that is permitted by the terms of the Agreement.

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Fresh Water Services Agreement

4. Should any person or firm desire additional information, said person or firm should contact:

(INSERT APPROPRIATE MIDSTREAM CO)

c/o Noble Energy, Inc.

1625 Broadway, Ste 2200

Denver, CO 80202

Attention:	Finance Manager
Charles Varnell
Telephone:	(303) 228-4466
Email: Charles.Varnell@nblenergy.com

and, subject to an appropriate confidentiality agreement, any person may receive a copy of the Agreement upon written request to such person at such address.

5. Upon termination of the Agreement, Producer and Midstream Co shall file of record a release and termination of the Agreement and this Memorandum.

6. This Memorandum shall be binding upon and shall inure to the benefit of the Parties hereto, and to their respective heirs, devisees, legal representatives, successors and permitted assigns.

(Signature page follows)

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Fresh Water Services Agreement

IN WITNESS WHEREOF, this Memorandum shall be effective as of the date first stated above.

“Producer”

NOBLE ENERGY, INC.

By:
Name:
Title:

State of

County of

The foregoing instrument was acknowledged before me this                     (date) by                     (name of officer or agent, title of officer or agent) of Noble Energy, Inc., a Delaware corporation, on behalf of the corporation.

Notary Public

Print Name:

My commission expires:

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Amended and Restated

Fresh Water Services Agreement

“Midstream Co”

(INSERT NAME OF MIDSTREAM CO)

By:
Name:
Title:

State of

County of

The foregoing instrument was acknowledged before me this                     (date) by                     (name of officer or agent, title of officer or agent) of (INSERT NAME OF MIDSTREAM CO), a Delaware (INSERT ENTITY TYPE), on behalf of the (INSERT ENTITY TYPE).

Notary Public

Print Name:

My commission expires:

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Fresh Water Services Agreement

EXHIBIT E

INSURANCE

Each of OpCo and Producer shall purchase and maintain (or cause to be purchased and maintained) in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poors or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the state in which the work is to be performed, and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury and/or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

$1,000,000 Bodily Injury and/or Property Damage Combined Single Limit, for each occurrence.

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Fresh Water Services Agreement

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D.	If applicable, Aircraft Liability Insurance. In any operation requiring the use or charter of aircraft and/or helicopters by Midstream Co or Producer, combined single limit insurance shall be carried or cause to be carried for public liability, passenger liability and property damage liability in an amount of not less than $8,000,000 per seat subject to a minimum of $20,000,000; this insurance shall cover all owned and non-owned aircraft, including helicopters, used by Midstream Co in connection with the performance of the work set forth in this Agreement.

E.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability - $10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, C and D.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by Producer or OpCo shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit E if such Party is Controlled by Noble Energy, Inc. and, otherwise, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit E)

Exhibit E - Page 2

Amended and Restated

Fresh Water Services Agreement

EXHIBIT F

(RESERVED)

Exhibit F - Page 1

Amended and Restated

Fresh Water Services Agreement

EXHIBIT G

DOWNTIME DURATION

With respect to a Downtime Event described in clause (i) of the definition of “Downtime Event” (Retention Facilities):

Row	Downtime Duration for any applicable Retention Facility (per calendar quarter)	Percentage Reduction of Individual First Phase Fee with respect to the applicable Individual System
A	3 days up to and including 5 days	5%
B	Greater than 5 days and up to and including 7 days	10%
C	Greater than 7 days and up to and including 9 days	15%
D	Greater than 9 days	20%

With respect to a Downtime Event described in clause (ii) of the definition of “Downtime Event” (conveyance facilities):

Row	Downtime Duration for any applicable facility (per calendar quarter)	Percentage Reduction of Individual First Phase Fee with respect to the applicable Individual System
A	3 days up to and including 5 days	5%
B	Greater than 5 days and up to and including 7 days	10%
C	Greater than 7 days and up to and including 9 days	15%
D	Greater than 9 days	20%

(End of Exhibit G)